As filed with the Securities and Exchange Commission on January 6, 1997


                                                      Registration No. 333-16729


================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                       -------------------------------


                               Amendment No. 1


                                      to

                                   FORM S-3
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                       -------------------------------

                            MULTIMEDIA GAMES, INC.
            (Exact name of registrant as specified in its charter)

                       -------------------------------

          Texas                           7335 South Lewis Avenue, Suite 204                 74-2611034
      (State or other                              Tulsa, Oklahoma  74136                  (I.R.S. Employer
      jurisdiction of                              (918) 494-0576                         Identification No.)
      incorporation or                (Address, including zip code, and telephone
      organization)                   number, including area code, of registrant's
                                            principal executive offices)

                           -------------------------------

                                     Mike Howard
                                Multimedia Games, Inc.
                          7335 South Lewis Avenue, Suite 204
                                Tulsa, Oklahoma  74136
                                    (918) 494-0576
              (Name, address, including zip code, and telephone number,
                      including area code, of agent for service)

                           -------------------------------

                                      Copies to:
                                   Larry W. Sandel
                    Hall, Estill, Hardwick, Gable, Golden & Nelson
                          320 South Boston Avenue, Suite 400
                                Tulsa, Oklahoma  74103
                                    (918) 594-0400

                           -------------------------------

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box:
[ ]

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [x]

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

       If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                                     Proposed Maximum
  Title of Each Class      Amount to be        Proposed Maximum     Aggregate Offering         Amount of
  of Securities to be       Registered*       Offering Price Per           Price*          Registration Fee*
      Registered                                     Unit*
---------------------------------------------------------------------------------------------------------------------
 Common Stock,
 $.01 par value              2,348,421              $4.85             $11,375,164.00           $3,448.00
=====================================================================================================================





*Estimated pursuant to rule 457(c) solely for purposes of calculating the amount of the registration fee, based upon the average of the bid and asked prices of the Registrant's Common Stock on January 3, 1997.


       The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                                  PROSPECTUS

                            MULTIMEDIA GAMES, INC.

                               2,348,421 SHARES

                         COMMON STOCK, $.01 PAR VALUE


       This Prospectus relates to 2,348,421 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Multimedia Games, Inc. (the "Company") which may be offered and sold from time to time by the Selling Stockholders named herein (the "Selling Stockholders"). The Shares may be offered and sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest to the Selling Stockholders, directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire the Shares as principals. The distribution of the Shares may be effected in one or more transactions that may take place through the Nasdaq Small Cap Market or through privately negotiated transactions, or through underwritten public offerings, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specially negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. The Selling Stockholders and any agents, broker-dealers or underwriters that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and any profit on the resale of Shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.
See "Plan of Distribution".



       The Common Stock is traded on the Nasdaq Small Cap Market under the symbol "MGAM". On January 3, 1997, the last reported sale price of the Common Stock was $4.875 per share.


       THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS.

              (This cover page is continued on the following page)

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


       The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders. However, included in the Shares are 175,000 shares of Common Stock issuable upon the exercise of warrants at a purchase price of $3.50 per share. If the warrants are exercised in full, the Company will receive $612,500 of proceeds therefrom. The Company will bear all costs relating to the registration of the Shares (other than filing fees under the Securities Act which are estimated to be approximately $40,000. Virtually all of the Selling Stockholders have entered into agreements, directly or indirectly, with Walsh, Manning Securities, Inc. that restrict the number of Shares such Selling Stockholder may sell without the consent of Walsh, Manning Securities, Inc.
(see "Selling Stockholders").


               The date of this Prospectus is January 7, 1997.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SHARES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

       The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files proxy statements, reports and other information with the Securities and Exchange Commission (the "Commission"). Such proxy statements, reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices in Chicago, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and in New York, Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Web site that contains proxy statements, reports and other information filed electronically by the Company with the Commission which can be accessed over the Internet at http://www.sec.gov. The Common Stock is quoted on the Nasdaq Small Cap Market. Reports and information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington, D.C. 20006.


        This Prospectus constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed on November 25, 1996, as amended, by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Shares offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to a copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

       The Company intends to furnish its shareholders with annual reports containing audited financial statements certified by an independent accounting firm.

                      DOCUMENTS INCORPORATED BY REFERENCE

       The following documents previously filed with the Commission by the Company (Commission File No. 0-28318) for purposes of the information reporting requirements of the Exchange Act, are incorporated herein by reference:


              1. the Company's Annual Report on Form 10-KSB for the year ended September 30, 1996; and



              2. the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated April 22, 1996.


       All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

       The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any and all of the information incorporated herein by reference, other than the exhibits to such information (unless such exhibits are specifically incorporated by reference into such information). Requests should be directed to Multimedia Games, Inc.

at its principal executive offices, 7335 South Lewis Avenue, Suite 204, Tulsa, Oklahoma 74136 Attention: Corporate Secretary (918) 494-0576.

                                  THE COMPANY

       The Company provides satellite linked, high stakes bingo games and interactive high speed bingo games played on interconnected electronic player stations to participating bingo halls owned primarily by American Indian tribes located throughout the United States. The Company also provides proxy play services to bingo players located off Indian lands through its 49% interest in American Gaming Network, L.L.C.

       Prior to August 1995, the Company's principal business was to furnish the marketing and other operating services required in the conduct of high stakes bingo games conducted under the names MegaBingo, MegaCash and MegaBingo Lite. MegaBingo and MegaCash are played simultaneously using a closed-circuit television satellite link at several independently owned bingo halls located in the States of Arizona, California, Kansas, Minnesota, New Mexico, Oklahoma and South Dakota, among others, operated primarily on behalf of American Indian tribes. MegaBingo Lite provides smaller prizes to similarly linked Indian bingo halls and is presently delivered to bingo halls located in the State of Oklahoma.

       In August 1995, the Company introduced MegaMania, an interactive high-speed bingo game developed by the Company that is played on electronic player stations interconnected among participating Indian bingo halls.

       MegaBingo(R), MegaCash(R), MegaBingo Lite(TM) and MegaMania(TM) are registered trademarks and tradenames of the Company, and all references thereto in this Prospectus shall be deemed to include the applicable tradename or trademark designation.

       Multimedia Games, Inc. was incorporated under the laws of the State of Texas on August 30, 1991. Unless the context otherwise requires, the term the "Company" includes Multimedia Games, Inc., and its subsidiaries -TV Games, Inc., MegaBingo, Inc., and Multimedia Creative Services, Inc., as well as the activities conducted by the Company through its 49% interest in American Gaming Network, L.L.C. ("AGN"). The Company's executive offices are located at 7335 South Lewis Avenue, Suite 204, Tulsa, Oklahoma 74136, and its telephone number is (918) 494-0576.

                                  RISK FACTORS

       PROSPECTIVE PURCHASERS OF THE SHARES SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT IN THE SHARES.


PENDING INVESTIGATION

       On October 16, 1996, the Company was advised by the Office of the U.S. Attorney in Tulsa, Oklahoma (the "U.S. Attorney"), that the Company was part of a criminal investigation to determine whether, in the opinion of the U.S. Attorney, the Company's MegaMania bingo game constituted Class II or Class III gaming, as defined by the Indian Gaming Regulatory Act of 1988 (the "Gaming Act"). MegaMania has been designed and is operated as a Class II game within the definition of bingo set forth in the Gaming Act. In a written opinion dated July 10, 1996, the Company was informed by the National Indian Gaming Commission ("NIGC"), of the NIGC's determination that MegaMania constituted a Class II game. The Company has relied on the NIGC's opinion in conducting its operations and believes that the NIGC made its determination with a complete and accurate understanding of the facts and the applicable law. The Company is unaware of any circumstances that would have caused the investigation by the U.S. Attorney or on what basis the U.S. Attorney could conclude that MegaMania is not a Class II game.

       The Gaming Act classifies games that may be played on Indian land into three categories. Class I gaming includes traditional Indian social and ceremonial games and is regulated only by the tribes. Class II gaming includes bingo, pull-tabs, lotto, punch boards, tip jars, instant bingo, certain card games played under limited circumstances and other games similar to bingo if those games are played at the same location where bingo is played. Class III gaming consists of all forms of gaming that are not Class I or Class II, such as video casino games, slot machines, most table games (e.g., blackjack and craps) and keno.

       Generally speaking, Class II gaming may be conducted on Indian lands if the state in which the Indian reservation is located permits such gaming for any purpose by any person. Class III gaming, on the other hand, may only be conducted pursuant to a compact reached between the Indian tribe and the state in which the tribe is located.

       No assurances can be given that the U.S. Attorney will not conclude that MegaMania is Class III gaming. If the U.S. Attorney does reach such a conclusion, the Company intends to vigorously defend its position that MegaMania is a Class II game. No assurances can be given that the Company will be successful on the merits. If MegaMania is ultimately determined to be Class III gaming, the loss of the MegaMania business would have a material adverse effect upon the Company's financial condition and results of operation.

ACCUMULATED DEFICIT; UNCERTAIN PROFITABILITY


       Although the Company achieved net income of $40,000 in the fiscal year ended September 30, 1996 (as compared to $505,000 in the prior fiscal year) the Company has incurred an accumulated deficit of $2,574,000 since its inception in August 1991 through September 30, 1996. No assurances can be given that the Company will be able to maintain profitable operations in the future. In addition, such profits, if any, are not expected to be commensurate or proportional with any increases in revenues as the Company anticipates experiencing significant start-up costs related to the expansion of its MegaMania game, as well as increases in general and administrative expenses associated with satisfying the regulatory and other operating uncertainties facing the Company in the developing operating environment in which the Company conducts its business.


GOVERNMENT REGULATION


       In doing business with Indian tribes and participating in tribal gaming activities, the Company is subject to various Federal regulations and laws regarding the manner in which business can be transacted. The operation of gaming on Indian reservations is subject to the Gaming Act which also established the NIGC with the authority to promulgate rules and regulations to enforce certain aspects of the Gaming Act and to protect Tribal interests involved in gaming activities. The NIGC has previously given favorable rulings regarding the Company's Integrated Gaming Service Agreements with the tribes and has determined them to be service contracts rather than management contracts, thereby allowing the Company to obtain more favorable terms than would have been permitted had the agreements been determined to be management contracts. On July 10, 1996, the NIGC issued its opinion that the Company's MegaMania game is a Class II rather than a Class III gaming activity. There can be no assurance however, that the NIGC will not enact additional regulations or reinterpret existing regulations in a manner that would have a material and adverse effect upon the Company, including requiring the Company to restructure its existing arrangements with the tribes or requiring changes in the way the Company's games are conducted so that such games are classified as Class II. There also can be no assurances that the pending investigation by the U.S. Attorney will not have a material and adverse effect upon the Company by requiring the Company to discontinue its MegaMania game or restructuring the game to meet the U.S. Attorney's definition of a Class II game. Any such restructuring of the Company's games has the additional risk that such games will no longer appeal to consumers or be acceptable to the Tribes. There can also be no assurance that the Gaming Act or other Federal laws will not be amended in response to pressure from state and local sources in such a manner so as to limit the authority of Tribes to self-regulate Class II gaming or to change the definition of Class II gaming.


DEVELOPING OPERATING ENVIRONMENT

       The environment in which the Company conducts its business is relatively new and presents significant operating challenges and uncertainties. The Gaming Act was adopted in 1988 and the development of the Federal, State and Tribal infrastructure to regulate the proliferation of Indian gaming activities has occurred only since that time. Fundamental issues concerning the scope and intent of the Gaming Act remain unresolved. The NIGC was not fully operational until February 1993, and prior to that the Bureau of Indian Affairs was responsible for certain functions now performed by the NIGC. As a result, the adoption and implementation of regulations in furtherance of the Gaming Act have moved cautiously and there is a comparative lack of case law or interpretation of such regulations or of the Gaming Act. Moreover, the Company is on the leading edge of the rapid advancement of technological innovation in gaming and issues relating, for example, to electronic games or gaming on the Internet are either novel or lack historical precedent sufficient to enable companies to predict with certainty the outcome of planned actions.

TRIBAL REGULATION

       Each Federally recognized Indian tribe has the standing of a sovereign nation. As such, without approval from the tribes, the tribes cannot be sued or otherwise held accountable under any but tribal laws. Each tribe which is a party to the Company's integrated service agreements has waived its sovereign immunity to the Company as it relates to equipment used in the conduct of games or to the revenues of the gaming facility. Although the Company has never experienced any difficulties in this regard, there can be no assurance that a particular tribe will not invoke its sovereign immunities with respect to obligations and/or contracts with the Company which could have the effect of rendering the Company's contracts unenforceable.

       In addition, gaming on Indian lands is generally closely administered by Tribal officials. Most Tribes have established a regulatory framework with agencies to administer the conduct of gaming on Indian lands. These regulations generally include licensing and approval procedures and reporting and audit requirements. Not all constituencies within each Indian tribe view gaming favorably, and changes in officials have in the past, and could in the future, result in a more difficult environment in which to conduct the Company's business at a particular Tribe. Moreover, perceptions and attitudes concerning the integrity and morality of gaming are highly sensitive matters with most Tribes and seemingly minor or irrelevant matters, including rumor and innuendo about practices or personnel employed by the Company, can and have been used by competing Tribal constituencies as a basis for changing or attempting to change existing relationships between Tribes and their vendors. The Company expects this environment to continue in the future but believes that its sensitivity to these matters, and the personnel and policies it has in place, will enable it to effectively manage the issues that will inevitably arise.

DEPENDANCE UPON TRIBAL CONTRACTS

       Virtually all of the Company's revenues are derived from contracts with Native Indian tribes. The Company has written agreements with approximately 50 Native Indian tribes that provide the Company with the exclusive right to conduct bingo operations in their respective Indian lands. No assurances can be given that any of such contracts will be renewed upon the expiration of their term or that, if renewed, the terms and conditions thereof will be favorable to the Company, nor can any assurances be given that a tribe or tribes will not cancel any of such agreements prior to expiration of their stated term. A failure to renew such contracts upon terms favorable to the Company or the cancellation of a significant number of such contracts would have a material adverse effect upon the Company's business and results of operations.

CUSTOMER DEMAND; COMPETITION

       The Company's product development and marketing activities are based upon the Company's assessment of customer demand for gaming services in establishments in which the Company provides services. Significant changes in customer demand or preference for gaming products in a given geography, including competing gaming and other leisure activities, could have an adverse impact on the Company's business and results of operations.

FUTURE FINANCING


       The Company's future business plans are dependent upon its ability to find financing on a timely basis with which to fund the Company's activities, including the placement of additional MegaMania player stations and related equipment and the development of new products. Any inability to obtain additional financing when needed could have a material adverse effect on the Company's ability to achieve its long-term objectives. Moreover, any additional financing may involve substantial dilution to the Company's then existing shareholders.


TECHNOLOGICAL INNOVATION

       The Company believes that an important factor to its future success will include its continued development of new products that appeal to the tastes of consumers and the introduction of such products in a timely manner. Successful product development and introduction depends upon a number of factors, including the identification of products expected to appeal to consumer preferences and the timely completion of design and testing. Importantly, any new or modified gaming products will be designed and operated to meet the requirements of Class II gaming. The Company expects to continue to solicit the approval of the NIGC that any new or modified gaming products meet the requirements of Class II gaming so the interpretations and policies of the NIGC with respect to the requirements for Class II gaming will also affect the timing and nature of any new products; however, the Company does not always expect to be able to obtain such approval prior to the introduction of new products. As a result of these and other factors, there can be no assurance that the Company will continue to develop and introduce new products in a timely manner that will achieve commercial success.


PRIZE FULFILLMENT

       The prizes awarded under the Company's bingo games are based upon attaining an assumed level of gross game receipts and statistical assumptions as to the frequency of winners. To date, the Company has not experienced a "game deficit" where prize allocations have exceeded game revenues; however, no assurances can be given that the Company will not experience abnormally high rates of jackpot prize wins in the future.

SIGNIFICANT OUTSTANDING OPTIONS AND WARRANTS


       As of December 13, 1996, there were outstanding immediately exercisable stock options to purchase an aggregate of 140,418 shares of Common Stock at exercise prices ranging from $1.50 to $2.75 per share, and outstanding immediately exercisable warrants to purchase an aggregate of 404,970 shares of Common Stock at exercise prices ranging from $1.50 to $6.60 per share (including the 175,000 shares of Common Stock issuable upon the exercise of the warrants that are included in the Shares offered hereby). In addition, there were outstanding additional warrants to purchase an aggregate of 2,042,143 shares of Common Stock at an exercise price of $8.00 per share that become exercisable on August 12, 1997 and additional stock options to purchase 392,082 shares of Common Stock at exercise prices ranging from $1.50 to $4.375 per share, that are generally exercisable in equal annual increments over the next four years commencing in 1997 and an option to exchange interests in AGN for up to 412,000 shares of Common Stock at the equivalient of $3.00 per share. The Company's Series A Preferred Stock is also convertible commencing in January 1997 into 671,590 shares of Common Stock at a conversion rate of five shares of Common Stock for each share of Series A Preferred Stock. To the extent that such stock options, warrants and Series A Preferred Stock are exercised or converted, dilution to the Company's shareholders will occur. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected, since the holders of such options, warrants and Series A Preferred Stock can be expected to exercise or convert them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than the exercise terms provided in such securities.


ABSENCE OF DIVIDENDS

       The Company has never declared or paid any cash dividends on its Common Stock. The Company intends to retain its earnings, if any, to finance the growth and development of its business and therefore does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.


                          FORWARD LOOKING STATEMENTS


       This Prospectus and the information incorporated herein by reference contains various "forward-looking statements" within the meaning of Federal and state securities laws, including those identified or predicated by the words "believes," "anticipates," "expects," "plans"or similar expressions. Such statements are subject to a number of uncertainties that could cause the actual results to differ materially from those projected. Such factors include, but are not limited to, those described under "Risk Factors". Given these uncertainties, prospective purchasers are cautioned not to place undue reliance upon such statements.


                                USE OF PROCEEDS

       The Company will not receive any of the proceeds from the sale of any of the Shares by the Selling Stockholders. However, included in the Shares are 175,000 shares of Common Stock issuable upon the exercise of warrants at $3.50 per share. If the warrants are exercised in full, the Company will receive $612,500 of proceeds therefrom.


                              SELLING STOCKHOLDERS


       The following table sets forth for each Selling Stockholder, as of December 13, 1996, the number of shares of Common Stock beneficially owned by such Selling Stockholder prior to this offering, the maximum number of Shares to be offered and sold from time to time by such Selling Stockholder and the number of shares of Common Stock to be beneficially owned by such Selling Stockholder after this offering. Except as otherwise indicated, the number of shares to be offered and sold by each Selling Stockholder constitute all of the shares of Common Stock beneficially owned by each Selling Stockholder.

                                                    Shares            Shares        Shares Beneficially
                                                 Beneficially         Being       Owned After Offering(1)
                                                Owned Prior to       Offered
                                                   Offering

 Name                                               Number            Number              Number
---------------------------------------------------------------------------------------------------------
 Frank J. Skelly, III (4)                         125,000            125,000                 -
 Craig Gross (4)                                  125,000            125,000                 -
 Graff Pay-Per-View, Inc. (2)                     175,000            175,000                 -
 Stanley Snyder (3)                                 8,333              8,333                 -
 Harry G. & Diana A. Mohrman JTTEN (7)             13,166             13,166                 -
 Theo Muller (3)                                   16,667             16,667                 -
 Neil Ragin (7)                                    24,500             24,500                 -
 The Bridge Fund N.V. (3)                          16,667             16,667                 -
 M.H. Meyerson & Co., Inc. (3)                     16,667             16,667                 -
 Ronald & Joyce Heller (3)                          8,333              8,333                 -
 Helaine Kaplan (3) (5)                            41,667             41,667                 -
 Seymour Matusow (3)                                8,333              8,333                 -
 Vincent Ferrante (3)                               8,333              8,333                 -
 Jay Haft (7)                                      14,333             14,333                 -
 Kenneth Koock (3)                                 16,667             16,667                 -
 Michael Miller (7)                               130,834            130,834                 -
 Bette Nagelberg (3)                                4,166              4,166                 -
 Delaware Charter Guarantee & Trust                27,500             27,500                 -
   Co. FBO: David S. Nagelberg (7)
 Edwin Green (3)                                    8,333              8,333                 -
 lnterpacific Capital Corp. (3)                   166,670            166,670                 -
 Stanley A. Kaplan (7)                             80,667             80,667                 -
 Peter Wolf (3)                                     4,166              4,166                 -
 W. Donald DeWitt (7)                              10,166             10,166                 -
 Frank J. Faltus (7)                               10,166             10,166                 -
 Delaware Charter Guarantee & Trust                23,333             23,333                 -
   Co. FBO: Ronald Heller, IRA (7)
 Jerry Kaplan (7)                                  19,166             19,166                 -
 Galaxy Investments (3)                            70,834             70,834                 -
 Alfred A. Romano (7)                              30,500             30,500                 -
 Melvin & Mindy Lax (3)                             4,166              4,166                 -
 Murat & Ender Agirnasli (3)                       16,667             16,667                 -
 Dr. Paul Brandoff (3)                              4,166              4,166                 -
 United Growth Fund (3)                             8,333              8,333                 -
 Creative Business Strategies, Inc. (3)             4,166              4,166                 -
 T. Richardson (3)                                  8,333              8,333                 -
 Kanter Family Foundation (3)                      33,334             33,334                 -
 Ellis Belodoff (3)                                 8,333              8,333                 -
 Robert J. Blackwell (3)                           16,667             16,667                 -
 Geraldine Kelly (3)                               16,667             16,667                 -
 Amarika (3)                                        4,166              4,166                 -
 Edmond O'Donnell (7)                              42,500             42,500                 -
 Walnut Capital corp. (3)                          33,334             33,334                 -
 Stan Osowski (3)                                   4,166              4,166                 -

                                                    Shares            Shares        Shares Beneficially
                                                 Beneficially         Being       Owned After Offering(1)
                                                Owned Prior to       Offered
                                                   Offering

 Name                                               Number            Number               Number
---------------------------------------------------------------------------------------------------------
 Albert Feuerstein (3)                             8,333              8,333                   -
 Dennis Ducasse (3)                               16,667             16,667                   -
 Michael Metter (3)                               13,333             13,333                   -
 Richard Lee Lottes (3)                           16,667             16,667                   -
 Universal Partners, LLP (7)                      68,333             68,333                   -
 Jasmineville Corp N.V. (3)                        8,333              8,333                   -
 Kenneth Orr (3)                                  53,334             53,334                   -
 Frank Bassolino (3)                               8,333              8,333                   -
 Caribou Bridge Fund, LLC (3)                     16,667             16,667                   -
 Windy City, Inc. (3)                              4,166              4,166                   -
 Quad Capital Partners (3)(5)                     16,667             16,667                   -
 Burton Schwartz (3)                              16,667             16,667                   -
 Champion Motor Group, Inc. (3)                   16,667             16,667                   -
 Bernard Ruback (3)                               16,667             16,667                   -
 Joseph Ende (3)                                  16,667             16,667                   -
 Dean Zachman (3)                                 10,333              5,000                5,333
 G.W. Egermayer, Jr. (3)                          20,000             10,000               10,000
 Jonathan & Mathew Semon (3)                      16,667             16,667                   -
 M.S. Farrell Holdings (3)                        33,334             33,334                   -
 Leonard Anderson (3)                              8,000              8,000                5,000
 Michael Crowther (3)                             21,667             16,667                5,000
 Morris Stellar (3)                               31,667             16,667                   -
 Neil Bellett (3)                                 16,667             16,667                   -
 Michael Freiss (3)                                4,166              4,166                   -
 Baystate Development Trust (3)                    8,333              8,333                   -
 First National Trust Assc:
   FBO Roger A. Granberg (3)                       8,333              8,333                   -
 John N. Oertel  (3)                               9,166              6,666                2,500
 Alliance Capital (6)                             33,900             33,900                   -
 Joanne Antonelli (6)                              3,000              3,000                   -
 John A. Bencivenga (6)                            6,000              6,000                   -
 Ken Bernstein & Lori Bernstein JTTEN (6)          6,000              6,000                   -
 Paul  M. Brandoff  DDS  &  Brenda J.  Brandoff    6,000              6,000                   -
   JTTEN (6)
 Creative Investment Services, Inc. Profit
   Sharing Plan (6)                                6,000              6,000                   -
 William Dearman (6)                              15,000             15,000                   -
 Jack Desantis & Caroline Desantis JTTEN (6)       9,000              9,000                   -
 Hal Ellman & Barbara Ellman JTTEN (6)             3,000              3,000                   -
 Vincent Ferrante & Louise Ferrante JTTEN (6)     12,000             12,000                   -
 Judith Filosa & Ronald Filosa JTTEN (6)           3,000              3,000                   -
 Lawrence K. Fleischman (6)                       15,000             15,000                   -
 Kenneth J. Friedman (6)                           4,500              4,500                   -
 Christopher Giarraputo (6)                        6,000              6,000                   -
 Steven J. Goodman (6)                            12,000             12,000                   -
 Linda Green & Edwin Green JTTEN (6)               9,000              9,000                   -
 Ray Halliwell (6)                                 6,000              6,000                   -
 Beverly Hoffman (6)                               3,000              3,000                   -

                                                    Shares            Shares        Shares Beneficially
                                                 Beneficially         Being       Owned After Offering(1)
                                                Owned Prior to       Offered
                                                   Offering

 Name                                               Number            Number              Number
----------------------------------------------------------------------------------------------------------
 Inverness  Investments  Ernest  Mathis  Profit   6,000              6,000                 -
   Sharing Plan (6)
 Craig Kadamian & Deborah Lepore Kadamian
   JTTEN (6)                                      3,000              3,000                 -
 Andrew Kaplan (6)                               12,000             12,000                 -
 Eileen A Kaplan (6)                             12,000             12,000                 -
 Irwin Kaplan (6)                                 6,000              6,000                 -
 Lawrence Kaplan & Helaine Kaplan JTTEN (6)(5)   60,000             60,000                 -
 Michael Kospoff & Patricia Rothbardt JTTEN (6)   3,000              3,000                 -
 Joseph Kavanaugh & Michelle Kavanaugh JTTEN (6)  6,000              6,000                 -
 Rudolph Koubeck, Jr. (6)                         3,000              3,000                 -
 Christian Lange & Teresa Lange JTTEN (6)         6,000              6,000                 -
 Melvin Lax (6)                                   6,000              6,000                 -
 Robert Leffler (6)                               3,000              3,000                 -
 Andre J. Menaro (6)                              6,000              6,000                 -
 Frederick Modlin & Claire Modlin JTTEN (6)       3,000              3,000                 -
 Bernard Pismeny & Miriam Pismeny JTTEN (6)       4,500              4,500                 -
 Abraham H Rosenberg (6)                         18,000             18,000                 -
 Kenneth S. Roth (6)                              7,200              7,200                 -
 Lawrence Rubinstein (6)                          6,000              6,000                 -
 Andrew Ruotolo (6)                               9,000              9,000                 -
 Don A Sanders (6)                               15,000             15,000                 -
 Seymore Zwickler Revocable Trust (6)             6,000              6,000                 -
 Barry Siegel (6)                                 4,500              4,500                 -
 Frederick G Treiber (6)                          3,000              3,000                 -
 Bruce H. Wallach (6)                             2,400              2,400                 -
 Lawrence Kaplan (5)(6)                          39,375             39,375                 -
 Jonathon Goodson (8)                            83,523             27,273              56,250
 David A. Cole                                    3,000              3,000                 -
 Marvin Burke                                     6,667              6,667                 -
 Thoroughbred Carpets                             9,000              9,000                 -
 Severin Peterson                                 9,000              9,000                 -
 Mary Elizabeth Lewis                             3,000              3,000                 -
 Daniel Sarnoff (9)                              35,607              7,273              28,334
                                              ---------          ---------             -------
 Total Selling Stockholders                   2,470,838          2,348,421             122,417



----------------------------------


(1) Assumes the sale of all Shares offered hereby. Does not include 2,042,143 shares of Common Stock that are subject to warrants held by the Selling Stockholders that are not exercisable until August 12, 1997. Based upon 4,026,783 shares of Common Stock outstanding on December 13, 1996.



(2) Consists of shares of Common Stock that may be acquired upon the exercise of warrants at an exercise price of $3.50 per share. Pursuant to an agreement with Walsh Manning Securitites, Inc. ("Walsh Manning"), Graff, Pay-Per-View, Inc. agreed not to sell any such shares for a period of 12 months without the prior consent of Walsh Manning.



(3) In November, 1996, the Company completed the private placement of the Shares to the Selling Stockholders designated in footnote (3) (the "November Placement"). Walsh, Manning Securities, Inc. acted as placement agent for the Company in the November Placement and in connection therewith, each such Selling Stockholder (i) agreed not to sell any of such Shares for 18 months without the prior consent of Walsh Manning, and (ii) granted to Walsh Manning a right of first refusal to purchase any such Shares proposed to be sold by the Selling Stockholder.



(4) Messrs. Skelly and Gross are the sole shareholders of Walsh Manning. by footnote (3), as well as other securities. The Shares owned by Messrs. Skelly and Gross were purchased from the Company in August 1996 at $2.75 per share. The consideration for each purchase was a 10.5% one-year promissory note of the purchaser.


(5) Lawrence Kaplan is an advisor to the Company's Board of Directors and is a principal in G-V Capital, Inc. Helaine Kaplan is Mr. Kaplan's spouse and Mr. Kaplan is a partner in Quad Capital Partners.


(6) In March 1996, the Company completed the private placement of the Shares to the Selling Stockholders designated in the Table above by footnote (6). (the "March Placement") G-V Capital, Inc., acted as placement agent for the Company in the March Placement and in connection therewith, each such Selling Stockholder agreed not to resell such shares for a period of one year following the registration thereof under the Securities Act without the consent of G-V Capital, Inc. In connection with the November Placement, G-V Capital, Inc., agreed with Walsh Manning not to waive its rights under said agreements without the consent of Walsh Manning.



(7) Indicates that a portion of the Shares held by the Selling Stockholder were acquired in the March Placement and a portion in the November Placement and that such Shares are, in the aggregate, subject to the agreements referred to in notes (3) and (6).



(8) Includes 18,750 Shares issuable upon the exercise of warrants currently exercisable at $4.00 per share and 37,500 Shares issuable upon the conversion of Series A Preferred Stock that becomes convertible in January 1997.



(9) Includes 28,334 shares issuable upon the exercise of stock options currently exercisable at prices ranging from $2.00 to $4.00 per share. Mr. Sarnoff is an officer and formerly a director of the Company.

          All of the Shares were issued pursuant to agreements of the Company (the "Registration Agreements") whereby the Company has agreed to keep the Registration Statement of which this Prospectus forms a part continuously effective until the first date on which none of the Shares held by the Selling Stockholders constitute "Registrable Securities." A Share ceases to be a "Registrable Security" (i) when it has been disposed of pursuant to the Registration Statement; (ii) when it has been sold pursuant to Rule 144 (or any successor provision) under the Securities Act; (iii) when it has otherwise been transferred and a new certificate representing such Share not bearing a legend restricting further transfer has been delivered by the Company; (iv) with respect to a particular Selling Stockholder, on the date on which all of such Selling Stockholder's remaining Shares could be sold in a single transaction in compliance with Rule 144 under the Securities Act; or (v) when it ceases to be outstanding.


                              PLAN OF DISTRIBUTION


          The Company will not receive any proceeds from the sale of the Shares by a Selling Stockholder. Each of the Selling Stockholders may sell his, her or its Shares directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire Shares as principals. The Shares may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest to the Selling Stockholders. The distribution of the Shares may be effected in one or more transactions that may take place through the Nasdaq Small Cap Market, including block trades or ordinary broker's transactions, or through privately negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales.



          The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of the Shares sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. The Selling Stockholders and any dealers or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Shares by them and any commissions received by any such dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

          The Selling Stockholders may effect transactions by selling the Shares directly or through broker-dealers acting either as principal or as agent, and such broker-dealers may receive compensation in the form of usual and customary or specifically negotiated underwriting discounts, concessions or commissions from the Selling Stockholders.


          Under the Registration Agreements, the Company has agreed to bear all of the expenses of registration of the Shares under the federal and state securities laws, other than filing fees. Such expenses payable by the Company are currently estimated to be $40,000.



          The Company has advised the Selling Stockholders that the anti-manipulative Rules 10b-5, 10b-6 and 10b-7 under the Exchange Act may apply to their sales in the market, has furnished each Selling Stockholder with a copy of these Rules and has informed them of the need for delivery of copies of this Prospectus. There can be no assurance that any of the Selling Shareholders will sell any of the shares of Common Stock offered by them hereunder.


          Pursuant to the Registration Agreements, the Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain potential liabilities under the Act, or to contribute to payments the Selling Stockholders may be required to make in respect thereof.

                                   EXPERTS

          The consolidated balance sheet of the Company as of September 30, 1996, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the two years in the period ended September 30, 1996, incorporated by reference in this Prospectus and in the Registration Statement of which this Prospectus forms a part, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                LEGAL MATTERS

          The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Hall, Estill, Hardwick, Gable, Golden & Nelson, PC., Tulsa, Oklahoma. Attorneys who are shareholders or employed by Hall, Estill, Hardwick, Gable, Golden & Nelson, PC. who have provided advice with respect to this offering in the aggregate own less than 10,000 shares of Common Stock.

             DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                        FOR SECURITIES ACT LIABILITIES

          The Company's By-Laws authorize the Company to indemnify any present or former director, officer, employee, or agent of the Company, or a person serving in a similar post in another organization at the request of the Company, against expenses, judgments, fines, and amounts paid in settlement incurred by him in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to the fullest extent not prohibited by the Texas Business Corporation Act, public policy or other applicable law. Article 202 of the Texas Business Corporation Act authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for expenses incurred) arising under the Act.


        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The following are the estimated expenses in connection with the distribution of the securities being registered:


Securities and Exchange Commission Registration Fee  . . . . . . .  $ 3,737.00
Accounting Fees and Expenses . . . . . . . . . . . . . . . . . . .    7,000.00
Attorneys' Fees and Expenses . . . . . . . . . . . . . . . . . . .    7,000.00
Printing Fees and Expenses . . . . . . . . . . . . . . . . . . . .    3,500.00
Blue Sky Fees and Expenses . . . . . . . . . . . . . . . . . . . .    2,500.00
Nasdaq Listing Fees  . . . . . . . . . . . . . . . . . . . . . . .    7,500.00
Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . .    8,763.00
                             Total . . . . . . . . . . . . . . . .  $40,000.00


ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      See "Disclosure of Commission Position on Indemnification For Securities Act Liabilities" in the Prospectus.

      The directors and officers of the Company are entitled to indemnification by the Selling Stockholders against any cause of action, loss, claim, damage, or liability to the extent it arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in this Registration Statement and the Prospectus contained herein, as the same shall be amended or supplemented, made in reliance upon or in conformity with written information furnished to the Company by such Selling Shareholder.

ITEM 16.    EXHIBITS

     5.1      Opinion of Hall, Estill, Hardwick, Gable, Golden & Nelson.

    23.1      Consent of Coopers & Lybrand L.L.P.

    23.2 Consent of Hall, Estill, Hardwick, Gable, Golden & Nelson (included in Exhibit 5.1)


    25.1      *Power Of Attorney (contained on page II-4)



              * Previously submitted


ITEM 17.    UNDERTAKINGS

      (a)   The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to;

                 (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                 (iii) include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) or the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma on the 6th day of January, 1997.


                                        MULTIMEDIA GAMES, INC.



                                       By:  /s/ GORDON T. GRAVES
                                           --------------------------------
                                            Name:  Gordon T. Graves
                                            Title: Chairman of the Board

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


 /s/ GORDON T. GRAVES              Chairman of the Board
--------------------------------   Chief Executive
 Gordon T. Graves                  Officer and Director      Dated: January 6, 1997

  *                                President and Chief
--------------------------------   Operating Officer
 Larry Montgomery                  and Director              Dated: January 6, 1997


  *                                Vice President, Chief
--------------------------------   Financial Officer and
 Frederick E. Roll                 Controller                Dated: January 6, 1997


                                   Director                  Dated: January 6, 1997
--------------------------------
 Gregory Stern


*By       Gordon T. Graves
   ----------------------------
       Attorney-In-Fact

                              INDEX TO EXHIBITS




EXHIBIT
NUMBER                   DESCRIPTION
-------                  -----------
   5.1                   Opinion of Hall, Estill, Hardwick,
                         Gable, Golden & Nelson

  23.1                   Consent of Coopers & Lybrand L.L.P.

  23.2                   Consent of Hall, Estill, Hardwick, Gable, Golden &
                         Nelson (included in Exhibit 5.1)

  23.3                   *Power of Attorney



  *   Previously submitted